Exhibit 3.8

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF DESIGNATION OF

8.375% SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK

OF

XOMA CORPORATION

XOMA Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

1.The name of the corporation is XOMA Corporation.

2.The Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on April 7, 2021, and said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.The inaccuracies or defects in the Certificate of Designation are that (a) the dividend rate of Series A Cumulative Perpetual Preferred Stock contains a typographical error, which incorrectly stated it to be "8.375%", when it was in fact intended to be "8.625%", and (b) the definition of "Share Cap" contains a typographical error, which incorrectly stated it to be "$2.09375" when it was in fact intended to be "1,253.13."

4.Section 2 of the Certificate of Designation is corrected to read in its entirety as follows:

"Section 2.  Rank. The Series B Preferred Stock will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than any equity securities issued by us with terms specifically providing that those equity securities rank junior to the Series B Preferred Stock, (2) senior with respect to the payment of dividends and on parity with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up with the Corporation’s Series X Preferred Stock and on parity with our 8.625% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock"), and with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries."

5.The first paragraph of Section 8(a) of the Certificate of Designation is corrected to read in its entirety as follows:

“(a) Upon the occurrence of a Delisting Event or Change of Control, as applicable, each holder of outstanding shares of Series B Preferred Stock shall have the right, unless, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Corporation has provided or provides notice of its election to redeem the Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25,000.00 liquidation preference per share of Series B Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 1,253.13 (the “Share Cap”), subject to the immediately succeeding paragraph.”

IN WITNESS WHEREOF, XOMA Corporation has caused this Certificate of Correction to be signed by the undersigned duly authorized officer this 9th day of June, 2021.

XOMA Corporation

By: /s/ JAMES R. NEAL

James Neal

Chief Executive Officer